Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements No.’s 33-93172, 33-91364, 33-913162, 33-93174, 33-93170, 33-93168, 333-120318 and 333-125473 on Form S-8 of our reports dated June 30, 2008, relating to the consolidated financial statements and consolidated financial statement schedule of Alliance One International, Inc. (whose report expresses an unqualified opinion and includes an explanatory paragraph relating to Alliance One International, Inc.’s adoption of the provisions of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes-An Interpretation of FASB Statement No. 109, as of April 1, 2007, and the adoption of Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Pension and Other Postretirement Plans – an Amendment of FASB Statements No. 87, 88,106, and 132(R), as of March 31, 2007) and  the effectiveness of Alliance One International, Inc.’s internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of material weaknesses) appearing in the Annual Report on Form 10-K of Alliance One International, Inc. for the year ended March 31, 2008.

/s/ Deloitte & Touche LLP
Raleigh, North Carolina
June 30, 2008